                               EARTHLINK NETWORK, INC.

                       CERTIFICATE OF DESIGNATION, PREFERENCES
                  AND RIGHTS OF SERIES B CONVERTIBLE PREFERRED STOCK

                      -----------------------------------------

                            PURSUANT TO SECTION 151 OF THE
                   GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

                      ------------------------------------------

       EarthLink Network, Inc. (the "Corporation"), certifies that pursuant to the authority contained in Article IV of its Certificate of Incorporation, and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, its Board of Directors has adopted the following resolution creating a series of the Preferred Stock, $.01 par value, designated as Series B Convertible Preferred Stock:

       RESOLVED, that a series of the class of Preferred Stock, $.01 par value, of the Corporation be hereby created, and that the designation and amount thereof and the voting powers, preferences, and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are set forth in this Certificate of Designation, Preferences and Rights of Series B Convertible Preferred Stock (the "Certificate of Designation") as follows:

       1. DESIGNATION AND AMOUNT. Preferred Stock of the Corporation created and authorized for issuance hereby shall be designated as "Series B Convertible Preferred Stock" (herein referred to as "Series B Preferred Stock"), having a par value per share equal to $.01, and the number of shares constituting such series shall be 600,000. The Corporation shall only originally issue shares of Series B Preferred Stock to Sprint Corporation, a Kansas corporation ("Sprint"), and its successors and Affiliates.

       2. RANK. The Series B Preferred Stock shall, with respect to any and all rights and preferences set forth herein, including without limitation, dividend rights and rights upon liquidation, winding up or dissolution, whether voluntary or involuntary, rank immediately junior to that certain series of preferred stock of the Corporation designated as Series A Convertible Preferred Stock (the "Series A Stock") in the Certificate of Designation, Preferences and Rights of the Series A Stock which was filed with the Secretary of State of the State of Delaware on June 5, 1998. The Series B Preferred Stock will rank junior only to the Series A Stock, and shall, with respect to dividend rights and rights upon liquidation, winding up or dissolution, whether voluntary or involuntary, rank prior to the Common Stock (as defined in Section 10 hereof) and all classes or series of preferred stock, preference stock or any other capital stock or equity securities of the Corporation, whether now issued or hereafter created, other than the Series A Stock; PROVIDED, HOWEVER, that if the Corporation hereafter issues a series of the equity securities of the Corporation that rank immediately junior to the Series A Preferred Stock and that are Alternative Securities issued pursuant to the Governance Agreement (as defined in Section 7 herein), such issuance shall in no event be interpreted to violate this Certificate of Designation, shall be interpreted in all respects to be consistent with this Certificate of Designation, and such additional Alternative Securities shall be designated as PARI PASSU with the Series B Preferred Stock in all applicable rights, preferences and terms. All equity securities of the Corporation to which the Series B Preferred Stock ranks prior, including the Common Stock, are collectively referred to herein as the "Junior

Securities."

       3.      DIVIDEND PROVISIONS.

               (a)    DIVIDENDS.

                      (i) LIQUIDATION ACCRETION DIVIDENDS. On and before the fifth anniversary of the Purchase Date, the Corporation shall pay, and the holders of outstanding shares of Series B Preferred Stock ("Holders") shall be entitled to receive on each Dividend Payment Date, a dividend on each share of Series B Preferred Stock at a rate per annum equal to three percent (3.00%) of the Liquidation Value (as then increased, as provided in Section 4(a)) per share of Series B Preferred Stock, accruable and compounded quarterly on each of the Dividend Accrual Dates, which dividend shall be in the form of an increase in the Liquidation Value in such amount (each such increase is referred to as a "Liquidation Accretion Dividend"). All dividends shall accrue quarterly in arrears and shall compound on each Dividend Accrual Date, commencing on the first Dividend Accrual Date after the date of issuance of the applicable shares of Series B Preferred Stock. The Board of Directors shall declare and pay such accrued dividends on each Dividend Payment Date and the Corporation shall take all further actions necessary to cause such dividend to be paid to the Holders in the form and manner prescribed herein. Notwithstanding the foregoing, upon the first date of the consummation of a Business Combination, or an Optional Redemption by the Corporation pursuant to Section 6(a), the Corporation shall pay, and the Holders of outstanding shares of Series B Preferred Stock shall be entitled to receive, a dividend on each share of Series B Preferred Stock in the form of an aggregate increase in the Liquidation Value in an amount equal to the amount by which the Liquidation Value would have increased pursuant to this Section 3(a)(i) if such Holder had held such shares of Series B Preferred Stock, until the first Dividend Payment Date on or following the fifth anniversary of the Purchase Date.

                      (ii) CASH DIVIDENDS. After the fifth anniversary of the Purchase Date, the Corporation shall pay, and the Holders of outstanding shares of Series B Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, cumulative dividends on each share of Series B Preferred Stock at a rate per annum equal to three percent (3.00%) of the Liquidation Value per share of Series B Preferred Stock, accruable quarterly on each of the Dividend Accrual Dates, payable only in cash; provided, however, that after the twentieth anniversary of the Purchase Date, the Corporation shall pay, and the Holders of outstanding shares of Series B Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, cumulative dividends on each share of Series B Preferred Stock at a rate per annum equal to 8% of the Liquidation Value per share of Series B Preferred Stock, accruable quarterly on each of the Dividend Accrual Dates, payable only in cash, which rate shall increase by 200 basis points on each anniversary of the Purchase Date thereafter, but not to exceed a maximum rate of 12%. All cash dividends shall be cumulative, whether or not declared, on a daily basis from the fifth anniversary of the Purchase Date or the date of issuance, whichever is later, and shall accrue quarterly in arrears on each Dividend Accrual Date, commencing on the first Dividend Accrual Date after the fifth anniversary of the Purchase Date or the date of issuance, whichever is later. The Board of Directors shall declare and pay such accrued dividends at such time and to the extent permitted by law.

                      (iii) GENERAL PROVISIONS. Each distribution in the form of a cash dividend shall be payable to Holders of record as they appear on the stock books of the Corporation on such record date, not less than 10 nor more than 60 days preceding the relevant Dividend Payment Date, as shall be fixed by the Board of Directors of the Corporation. For any period during which any share of Series B Preferred Stock is outstanding less than a full quarterly dividend period ending on a Dividend Accrual Date, the dividends payable shall be computed on the basis of a 360 day year consisting of twelve 30-day months and the actual number of days elapsed in the period for which the dividends are payable. If any Dividend Payment Date for a dividend payable in cash occurs on a day that is not a Business Day, any accrued dividends otherwise payable on such Dividend Payment Date shall be paid on the next succeeding Business Day.

               (b) CERTAIN OTHER NON-CASH DISTRIBUTIONS. If the Corporation shall at any time, or from time to time, after the Purchase Date, declare, order, pay or make a dividend or other distribution (including, without limitation, any distribution or issuance of stock or other securities or property or rights or warrants to subscribe for securities of the Corporation or any of its Subsidiaries by way of dividend or spinoff or rights to purchase Common Stock or other Junior Securities) on its Common Stock, other than (i) dividends payable in cash in an aggregate amount in any fiscal year which, when declared, are not expected to exceed the net income of the Corporation during such year from continuing operations before extraordinary items, as determined in accordance with generally accepted accounting principles consistently applied in accordance with past practice, or (ii) any dividend or distribution described in Section 5(c)(i), Section 5(c)(ii) or
       Section 5(c)(iii), then, and in each such case (a "Triggering Distribution"), each Holder of shares of Series B Preferred Stock shall be entitled to receive from the Corporation, with respect to the shares of Series B Preferred Stock held by such Holder, the same dividend or distribution that such Holder would have received if immediately prior to the earlier of such Triggering Distribution or any record date therefor (i) a Business Combination had occurred causing the last sentence of Section 3(a)(i) to be effected, and (ii) such Holder converted all of such Holder's shares of Series B Preferred Stock into shares of Common Stock. Any such dividend, distribution or issuance shall be declared, ordered, paid or made on the Series B Preferred Stock at the same time such dividend, distribution or issuance is declared, ordered, paid or made on the Common Stock.


               (c) LIMITATION ON DIVIDENDS AND OTHER DISTRIBUTIONS. Unless full cumulative dividends, if any, accrued on all outstanding shares of the Series B Preferred Stock have been or contemporaneously are declared and paid for all periods prior to and ending on the most recent Dividend Accrual Date, no dividend shall be declared or paid or set aside for payment or other distribution declared or made upon the Junior Securities (other than a dividend or distribution paid solely in shares of, or warrants, rights or options solely exercisable for or convertible into, Junior Securities), nor shall any Junior Securities be redeemed, purchased or otherwise acquired for any consideration, nor may any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such securities, by the Corporation (other than redemptions and purchases pursuant to or in accordance with agreements between the Corporation and its or its subsidiaries' directors, officers and key employees), except by conversion into or exchange for

       Junior Securities.

       4.      LIQUIDATION PREFERENCE.

               (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation ("Liquidation Event"), the Holders of Series B Preferred Stock then outstanding shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock and other Junior Securities by reason of their ownership thereof, an amount per share equal to the sum of (i) the average of the Closing Price per share of Common Stock for the 30 Trading Days immediately preceding the Purchase Date (the "Average Stock Price") for each outstanding share of Series B Preferred Stock, (ii) the amount of all Liquidation Accretion Dividends that have been paid pursuant to Section 3(a)(i) (including an amount equal to a prorated dividend pursuant to Section 3(a)(i) for the period from the Dividend Accrual Date immediately preceding the date of the Liquidation Event through the date of the Liquidation Event), and
       (iii) all accumulations of accrued but unpaid dividends payable in cash pursuant to Section 3(a)(ii) on each share of Series B Preferred Stock (including an amount equal to a prorated dividend pursuant to Section 3(a)(ii) for the period from the Dividend Accrual Date immediately prior to the receipt of such sum to the date of receipt of such sum), with the sum of the amounts referred to in clauses (i), (ii) and (iii) referred to herein as the "Liquidation Value". The schedule of (i) the amount of the applicable Liquidation Accretion Dividend for each Share of Series B Preferred Stock for each Dividend Payment Date therefor, and (ii) the cumulative amount of the Liquidation Value for each Share of Series B Preferred Stock, as of each Dividend Payment Date, is as follows:

                        Amount of Applicable Quarterly
 Dividend Payment                Liquidation                   Cumulative Liquidation Value for
     Date for         Accretion Dividend for Each Share of     Each Share of Series B Preferred
      Quarter               Series B Preferred Stock                         Stock
------------------   --------------------------------------   ----------------------------------
          1                            $0.50                                 $67.31
          2                             0.50                                  67.82
          3                             0.51                                  68.32
          4                             0.51                                  68.84
          5                             0.52                                  69.35
          6                             0.52                                  69.87
          7                             0.52                                  70.40
          8                             0.53                                  70.93
          9                             0.53                                  71.46
          10                            0.54                                  71.99
          11                            0.54                                  72.53
          12                            0.54                                  73.08
          13                            0.55                                  73.63
          14                            0.55                                  74.18
          15                            0.56                                  74.73
          16                            0.56                                  75.29

                        Amount of Applicable Quarterly
 Dividend Payment                Liquidation                   Cumulative Liquidation Value for
     Date for         Accretion Dividend for Each Share of     Each Share of Series B Preferred
      Quarter               Series B Preferred Stock                         Stock
------------------   --------------------------------------   ----------------------------------
          17                            0.56                                  75.86
          18                            0.57                                  76.43
          19                            0.57                                  77.00
          20                            0.58                                  77.58


               If upon the occurrence of such Liquidation Event, the assets and funds are not sufficient to pay in full the liquidation payments payable to the Holders of the Series B Preferred Stock, then the Holders of outstanding shares of Series B Preferred Stock shall share ratably in such distribution of assets. Except as provided in this Section 4(a), Holders of Series B Preferred Stock shall not be entitled to any additional distribution upon the occurrence of a Liquidation Event.

               (b) After the distribution described in Section 4(a) has been paid, the remaining assets of the Corporation available for distribution to shareholders shall be distributed among the holders of Junior Securities in accordance with their respective rights thereto.

               (c) Neither the consolidation, merger, Business Combination or any other form of business combination of the Corporation with or into any other person or entity, nor the sale, lease, exchange, conveyance or disposition of all or substantially all of the assets of the Corporation to persons or entities other than the holders of Junior Securities shall be deemed to be a Liquidation Event for purposes of this Section 4.

       5. CONVERSION. The Holders of the Series B Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):


               (a)    OPTIONAL CONVERSION RIGHTS AND AUTOMATIC CONVERSION.

                      (i) Each share of Series B Preferred Stock shall be convertible, at the option of the Holder thereof, at any time after June 5, 1999, at the office of the Corporation or any transfer agent for the Series B Preferred Stock, into such number of validly issued, fully paid and nonassessable shares of Common Stock, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever, as is determined by dividing the Liquidation Value by the Conversion Price at the time in effect for such share; provided, however, that, notwithstanding any other provision hereof to the contrary, conversion of all outstanding shares of Series B Preferred Stock shall be required in the event of consummation of a Business Combination. The Conversion Price per share for shares of Series B Preferred Stock shall be (i) for the period from the Purchase Date through the Dividend Accrual Date immediately after the fifth anniversary of the Purchase Date, the product of (A) the Average Stock Price, times (B) 116.118%, and
               (ii) thereafter, the Conversion Price then in effect shall be increased at a rate per annum equal to six percent (6%) thereof, accruable quarterly, and in each case the Conversion Price shall be subject to adjustment, from time to time as set forth in Section 5(c).

                      (ii) Upon conversion of any Series B Preferred Stock, payment shall be made for (A) dividends under Section 3(a)(i) on each converted share of Series B Preferred Stock in an amount equal to a prorated Liquidation Accretion Dividend for the period from the Dividend Accrual Date immediately prior to the date of conversion to such conversion date, and (B) unpaid dividends under Section 3(b) resulting from events described therein and occurring prior to the date of conversion.

               (b) MECHANICS OF CONVERSION. If the Holder of shares of Series B Preferred Stock desires to exercise such right of conversion, such Holder shall give written notice to the Corporation (the "Conversion Notice") of that Holder's election to convert a stated whole number of shares of Series B Preferred Stock (the "Conversion Shares") into shares of Common Stock, and surrender to the Corporation, at its principal office or at such other office or agency maintained by the Corporation for such purpose, such Holder's certificate or certificates evidencing such Conversion Shares. The Conversion Notice shall also contain a statement of the name or names (with addresses) in which the certificate or certificates for Common Stock shall be issued. Notwithstanding the foregoing, the Corporation shall not be required to issue any certificates to any person other than the Holder thereof unless the Corporation has obtained reasonable assurance that such transaction is exempt from the registration requirements of, or is covered by an effective registration statement under, the Securities Act of 1933, as amended (the "Act"), and all applicable state securities laws, including, if necessary in the reasonable judgment of the Corporation or its legal counsel, receipt of an opinion to such effect from counsel reasonably satisfactory to the Corporation. In no event would such opinion be required if the shares of Common Stock could, upon conversion, be resold pursuant to Rule 144 or Rule 144A under the Act. As promptly as practicable, and in any event within five business days, after the receipt of the Conversion Notice and the surrender of the certificate or certificates representing the Conversion Shares, the Corporation shall issue and deliver, or cause to be delivered, to the Holder of the Conversion Shares or his nominee or nominees, (i) a certificate or certificates for the number of shares of Common Stock issuable upon the conversion of such Conversion Shares and (ii) if less than the full number of shares of Series B Preferred Stock evidenced by the surrendered certificate or certificates are being converted, a new certificate or certificates, of like tenor, evidencing the number of shares evidenced by such surrendered certificate or certificates less the number of Conversion Shares. Such conversion shall be deemed to have been effected as of the close of business on the date the Corporation received the Conversion Notice and the certificate or certificates representing the Conversion Shares, and the person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the holder or holders of record of such shares of Common Stock as of the close of business on such date, provided, however, that if such conversion by a Holder of Series B Preferred Stock would give rise to the waiting period of the HSR Act, such conversion shall not be effective and shall be contingent upon (i) the expiration or termination of such waiting period, and (ii) the absence of any action taken or instituted by the Department of Justice, the Federal Trade Commission or any other governmental entity by the expiration or termination of such waiting period to delay, enjoin or place conditions on such conversion.

               (c)    CONVERSION PRICE ADJUSTMENTS OF PREFERRED STOCK.

                      (i) If the Corporation should at any time or from time to time after the Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock, then, as of such record date (or, if no record date is fixed, as of the close of business on the date on which the Board of Directors adopts the resolution relating to such dividend, distribution, split or subdivision), the Conversion Price shall be decreased to equal the product of the Conversion Price in effect immediately prior to such date multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior thereto and the denominator of which shall be the number of shares of Common Stock outstanding immediately thereafter.

                      (ii) If the number of shares of Common Stock outstanding at any time or from time to time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then following such combination, the Conversion Price shall be increased to equal the product of the Conversion Price in effect immediately prior thereto multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior thereto and the denominator of which shall be the number of shares of Common Stock outstanding immediately thereafter. So long as any shares of Series B Preferred Stock are outstanding, the Corporation shall not combine any shares of Common Stock unless it likewise combines all shares of Common Stock.

                      (iii) If the Corporation shall at any time and from time to time after the Purchase Date issue rights or warrants to all holders of the Common Stock entitling such holders to subscribe for or purchase Common Stock at a price per share less than the Current Market Price per share of the Common Stock on the record date for the determination of stockholders entitled to receive such rights or warrants, then, and in each such case, the number of shares of Common Stock into which each share of Series B Preferred Stock is convertible shall be adjusted so that the holder of each share thereof shall be entitled to receive, upon the conversion thereof, the number of shares of Common Stock determined by multiplying the number of shares of Common Stock into which such share was convertible on the day immediately prior to such record date by a fraction, (A) the numerator of which is the sum of (1) the number of shares of Common Stock outstanding on such record date and (2) the number of additional shares of Common Stock which such rights or warrants entitle holders of Common Stock to subscribe for or purchase ("Offered Shares"), and (B) the denominator of which is the sum of (1) the number of shares of Common Stock outstanding on the record date and (2) a fraction, (x) the numerator of which is the product of the number of Offered Shares multiplied by the subscription or purchase price of the Offered Shares and (y) the denominator of which is the Current Market Price per share of Common Stock on such record date. Such adjustment shall become effective immediately after such record date.

                      (iv) If the Corporation shall be a party to any transaction, including any capital reorganization, reclassification or recapitalization involving the Common Stock of the Corporation (other than (A) a transaction described in clauses (i) and (ii) of this Section 5(c) or in Section 3(b) or
               (B) a consummated Business Combination), or some other form of transaction (other than a consummated Business Combination) in which the previously outstanding shares of Common Stock shall be changed into or, pursuant to the operation of law or the terms of the transaction to which the Corporation is a party, exchanged, or would have been changed or exchanged as required by the Certificate of Incorporation if such Common Stock were outstanding, for different securities of the Corporation or common stock or other securities of another corporation or interests in a non-corporate entity (such other corporation or non-corporate entity is referred to herein as the "Surviving Entity") or other property (including cash) or any combination of the foregoing, then, as a condition to the consummation of such transaction, lawful and adequate provision shall be made whereby the Holders of the Series B Preferred Stock shall thereafter have the right to receive, in lieu of the shares of Common Stock of the Corporation immediately theretofore receivable with respect to the conversion of such shares of Series B Preferred Stock, such shares of stock or securities (such stock and securities are referred to herein as the "Surviving Entity Securities") or assets as would have been issued or payable with respect to or in exchange for the shares of Common Stock which such holders would have held had the shares of Series B Preferred Stock been converted immediately prior to such transaction. In any such case, appropriate provisions shall be made with respect to the rights and interests of the Holders of the Series B Preferred Stock to the end that such conversion rights (including, without limitation, provisions for adjustment of the Conversion Price) shall thereafter be applicable, as nearly as may be practicable in relation to any shares of Surviving Entity Securities or assets thereafter deliverable upon the exercise thereof.

               (d)    STOCK TRANSFER TAXES.   The issuance of stock
       certificates upon the conversion of the Series B Preferred Stock shall be made without charge to the converting Holder for any tax in respect of such issuance. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares in any name other than that of the Holder of such shares of Series B Preferred Stock converted, and the Corporation shall not be required to issue or deliver any such stock certificate unless and until the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax, if any.

               (e)    NO FRACTIONAL SHARES: CERTIFICATE AS TO ADJUSTMENTS.

                      (i) No fractional shares shall be issued upon conversion of the Series B Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share.

                      (ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of Series B Preferred Stock pursuant to this Section 5, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each Holder of Series B Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any Holder of Series B Preferred Stock, furnish or cause to be furnished to such Holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series B Preferred Stock.

               (f) NOTICES OF RECORD DATE. In the event of any taking by the Corporation of a record of the Holders of any class of securities for the purpose of determining the Holders thereof who are entitled to receive any dividend (other than a cash dividend or a Liquidation Accretion Dividend) or other distribution, any right or warrant to subscribe for, purchase or otherwise acquire any shares of stock or any class of any other securities or property, or to receive any other right (including, without limitation, making a dividend or other distribution of any rights under a stockholder rights plan (sometimes known as a "poison pill" plan), whether now existing or hereafter created), the Corporation shall mail to each Holder of Series B Preferred Stock, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution, right or warrant, and the amount and character of such dividend, distribution, right or warrant. The Corporation shall not issue such dividend, distribution, right or warrant described herein or in Section 5(c)(iii), or consummate any Business Combination, or any reorganization, reclassification or recapitalization described in
       Section 5(c)(iv), unless it provides the Holders of the Series B Preferred Stock at least 20 days advance written notice thereof.

               (g) RESERVATION OF SECURITIES ISSUABLE UPON CONVERSION. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Preferred Stock, free from any preemptive right or other obligation, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock, in addition to such other remedies as shall be available to the Holder of such Series B Preferred Stock, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes. The Corporation shall prepare and shall use commercially reasonable efforts to obtain and keep in force such governmental or regulatory permits or other authorizations as may be required by law, and shall comply with all requirements as to registration, qualification or listing of the Common Stock in order to enable the Corporation to lawfully issue and deliver to each Holder of record of Series B Preferred Stock such number of shares of its Common Stock as shall from time to time be sufficient to effect the conversion of all Series B Preferred Stock then outstanding and convertible into shares of Common Stock, including, without limitation, compliance with the filing and waiting period requirements of the HSR Act.

               (h)    NOTICES.  Any notice required by the provisions of this
       Section 5 to be given to the Holders of shares of Series B Preferred Stock shall only be effective upon receipt and may be given by personal delivery, U.S. certified mail, return receipt requested, or by a nationally recognized overnight delivery service (e.g., United Parcel Service or Federal Express), delivery or postage prepaid and addressed to each Holder of record at his address appearing on the books of this Corporation (and, in the case of any Holder that is a corporation ore other entity, to the attention of the President).

       6.      REDEMPTION.

               (a) OPTIONAL REDEMPTION. The Series B Preferred Stock may be redeemed (subject to (i) the right of any or all shares of Series B Preferred Stock to be converted into Common Stock at any time prior to the Redemption Date (as defined in Section 6(b)), and (ii) subject to the restrictions described in this Section 6(a) and the legal availability of funds therefor) at any time after June 5, 2001, at the Corporation's option, in whole or in part, in the manner provided in
       Section 6(b), at a redemption price per share of Series B Preferred Stock (expressed as a percentage of the Liquidation Value, which includes the full accelerated amount of the Liquidation Accretion Dividends as prescribed by Section 3(a)(i)) set forth above), if redeemed during the 12-month period beginning on the anniversary date of the Purchase Date of each of the years set forth below:

                      Year                              Percentage
                                                        ----------
                      2001                                  103%
                      2002                                  102%
                      2003                                  101%
                      Thereafter                            100%

       In the event a redemption of less than all of the outstanding shares of Series B Preferred Stock pursuant to this Section 6(a), the Corporation shall effect such redemption either pro rata according to the number of shares held by each Holder of shares of Series B Preferred Stock, or by lot, in each case, as may be determined by the Corporation in its sole discretion.

               (b)    PROCEDURES FOR REDEMPTION.

                      (i) At least 30 days and not more than 60 days prior to the date fixed for any redemption of the Series B Preferred Stock, written notice (the "Redemption Notice") shall be given by first-class mail, postage prepaid, to each Holder of record on the record date fixed for such redemption (the "Redemption Date") of the Series B Preferred Stock at such Holder's address as the same appears on the stock register of the Corporation, provided that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of Series B Preferred Stock to be redeemed except as to the Holder or Holders to whom the Corporation has failed to give said notice or except as to the Holder or Holders whose notice was defective; provided, further, that the Corporation may withdraw such Redemption Notice and thereby have no obligation to consummate the redemption described therein at any time prior to the third day prior to the Redemption Date set forth therein by providing written notice of such withdrawal to each Holder who received such Redemption Notice. The Redemption Notice shall state:

                               (1)   the redemption price;

                               (2)   whether all or less than all the
                      outstanding shares of the Series B

                      Preferred Stock are to be redeemed and the total number of shares of the Series B Preferred Stock being redeemed;

                               (3) the number of shares of Series B Preferred stock held, as of the appropriate record date, by the Holder that the Corporation intends to redeem;

                               (4)   the Redemption Date;

                               (5)   that the Holder is to surrender to the
                      Corporation, at the place or places where certificates for shares of Series B Preferred Stock are to be surrendered for redemption, in the manner and at the price designated, Holder's certificate or certificates representing the shares of Series B Preferred Stock to be redeemed; and

                               (6) that cash dividends on the shares of the Series B Preferred Stock to be redeemed shall cease to accrue on such Redemption Date unless the Corporation defaults in the payment of the redemption price.

                      (ii) Each Holder of Series B Preferred Stock shall surrender the certificate or certificates representing such shares of Series B Preferred Stock to the Corporation, duly endorsed, in the manner and at the place designated in the Redemption Notice and on the Redemption Date. The full redemption price for such shares of Series B Preferred Stock shall be payable in cash to the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event that less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

                      (iii) Unless the Corporation defaults in the payment in full of the applicable redemption price, cash dividends on the shares of Series B Preferred Stock called for redemption shall cease to accrue and accumulate on the Redemption Date, and the Holders of such redeemed shares shall cease to have any further rights with respect thereto from and after the Redemption Date, other than the right to receive the redemption price on the Redemption Date, without interest.

       7. VOTING RIGHTS. The Holders of shares of Series B Preferred Stock shall not be entitled to any voting rights, except as hereinafter provided in
Section 7(b) and Section 8 or as otherwise provided by law or by that certain Governance Agreement between the Corporation, Sprint, Sprint L.P. and the Corporation (formerly, Dolphin, Inc.), dated the Purchase Date (the "Governance Agreement"). Notwithstanding any other provision of this Section 7 or
Section 8, the Holders of shares of Series B Preferred Stock shall not be entitled to any voting rights hereunder with respect to a Business Combination which is not a Discriminatory Transaction.

       8.      PROTECTIVE PROVISIONS.

               (a) CLASS VOTING. So long as shares of Series B Preferred Stock are outstanding, this Corporation shall not, without first obtaining the approval (by vote or written consent) of the Holders of sixty-six and two-thirds percent (66 2/3%) of the then outstanding shares of Series B

       Preferred Stock (voting as a class):

                      (i) alter or change the rights, preferences or privileges of the shares of Series B Preferred Stock so as to affect adversely the shares;

                      (ii) increase the number of authorized shares of Series B Preferred Stock, or create any new series of stock or any other securities convertible into equity securities of the Corporation having a preference over, or being on a parity with, the Series B Preferred Stock (other than Alternative Securities) with respect to, dividends, distribution of assets upon liquidation, dissolution, winding up or otherwise or conversion rights;

                      (iii) amend the Certificate of Incorporation, Bylaws or other organizational documents of the Corporation or take any action or enter into any other agreements which, prohibit or materially conflict with the Corporation's obligations hereunder with respect to the Holders of Series B Preferred Stock; or

                      (iv)     engage in a Liquidation Event.

               (b)    NO IMPAIRMENT.   The Corporation will not, by amendment
       of its Certificate of Incorporation, Bylaws or other organizational documents or through any reorganization, reclassification, recapitalization, Liquidation Event, issue or sale of securities or any other voluntary action by the Corporation, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Certificate of Designation, and in the taking of all such action as may be necessary or appropriate in order to protect the conversion and other rights of the Holders of the Series B Preferred Stock against impairment; provided, however, that the protection provided by this
       Section 8(b) shall not apply to a Business Combination in which
       (i) neither the Liquidation Value nor the Conversion Price of the Series B Preferred Stock is changed, and (ii) the Holders of Series B Preferred Stock shall be entitled to receive consideration at the same time, and in the same amount and in the same form per share, as if each share of Series B Preferred Stock had been converted into Common Stock immediately prior to such Business Combination, after giving effect to the acceleration of the full amount of all of the Liquidation Accretion Dividends as contemplated by the last sentence of Section 3(a)(i). Without limiting the foregoing, but subject to the proviso in the immediately preceding sentence, the Corporation will not effect any transaction described in this Section 8(b), the result of which is to adversely affect any of the rights of holders of Common Stock relative to the rights of holders of any other securities other than the Series B Preferred Stock.

               (c) TOLLING OF AUTOMATIC CONVERSION AND OTHER TIME PERIODS FOR HSR COMPLIANCE. Notwithstanding any other provision of this Certificate of Designation, until such time as the filing and waiting period requirements of the HSR Act relating to the conversion of any of the shares of Series B Preferred Stock pursuant to Section 5 shall have been complied with, if any, and there shall be no action taken or instituted by the United States Department of Justice or the United States Federal Trade Commission to delay, enjoin or impose conditions on such conversion, and such waiting period applicable under the HSR Act shall have expired or received early termination: (i) there shall be no automatic conversion of the Series B Preferred Stock into Common Stock,
       (ii) the Redemption Date shall be automatically extended for a period of five

       Business Days beyond the latest date contemplated by the first sentence of Section 6(b)(i) (as so extended, the "Extended Redemption Date") and each Holder of shares of Series B Preferred Stock shall be entitled to convert any or all of such shares into Common Stock prior to the Extended Redemption Date, and (iii) each other date or event that would otherwise impair any right to convert the Series B Preferred Stock into Common Stock or otherwise impair the rights of the Series B Preferred Stock shall be tolled until 10 days after the expiration or early termination of all waiting periods under the HSR Act; provided, however, that no cash dividends shall accrue during the period after the date originally set for redemption pursuant to Section 6. Any Holder who is required to comply with the filing and waiting period requirements of the HSR Act with respect to the conversion of any shares of Series B Preferred Stock shall use commercially reasonable efforts to cause such filing to be made as soon as practicable after such Holder has provided notice of its intention to convert such shares of Series B Preferred Stock and to diligently and in good faith pursue expiration or termination of the waiting period of the HRS Act.

       9. STOCKHOLDER RIGHTS PLAN. Notwithstanding any other provision of this Certificate of Designation to the contrary, if the Corporation shall adopt a stockholders rights plan (sometimes known as a "poison pill" plan), and shall declare, order, pay or make a dividend or other distribution of rights thereunder with respect to the Common Stock (whether or not separate from the Common Stock), each Holder of shares of Series B Preferred Stock shall be entitled to receive from the Corporation, upon conversion of such shares of Series B Preferred Stock into Common Stock pursuant to Section 5, all of the rights distributed under such plan (but without any limitation or restriction or the exercise of such rights that are not also applicable to holders of Common Stock) fully and to the same extent as if immediately prior to the earlier of such distribution or any record date therefor (i) the Liquidation Value of such shares of Series B Preferred Stock had then increased by the full amount of all Liquidation Accretion Dividends payable as if such shares of Series B Preferred Stock had been held through and including the first Dividend Payment Date on or following the fifth anniversary of the Purchase Date, and (ii) such Holder had then converted all of such Holder's shares of Series B Preferred Stock into shares of Common Stock. The preceding sentence shall provide the exclusive protection under this Certificate of Designation to the Holders of the Series B Preferred Stock (including any adjustments that would otherwise be required by Section 5(c)) with respect to the subject matter of the immediately preceding sentence.

       10. STATUS OF CONVERTED STOCK. In the event any shares of Series B Preferred Stock shall be converted pursuant to Section 5 hereof, the shares so converted shall be canceled and thereupon restored to the status of authorized but unissued Preferred Stock undesignated as to class or series.

       11. CERTAIN DEFINITIONS. For purposes of this Certificate of Designation, Preferences and Rights of Series B Preferred Stock, unless the context otherwise requires:

                      (i) "Acquisition Proposal" shall have the meaning set forth in the Governance Agreement.

                      (ii) "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 under the Exchange Act as such Rule is in effect on the Purchase Date.

                      (iii) "Alternative Securities" shall have the meaning set forth in the Governance Agreement.

                      (iv) A Person shall be deemed to "beneficially own," any securities:

                               (A) which such Person or any of such Person's Affiliates or Associates, directly or indirectly, has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (whether or not in writing) or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise;

                               (B) which such Person or any of such Person's Affiliates or Associates, directly or indirectly, has the right to vote or dispose of or has "beneficial ownership" of (as determined pursuant to Rule 13d-3 under the Exchange Act as such Rule is in effect on the date of this Agreement), including pursuant to any agreement, arrangement or understanding, whether or not in writing; PROVIDED, HOWEVER, that a Person shall not be deemed the "Beneficial Owner" of, or to "beneficially own," any security under this subparagraph (B) as a result of an agreement, arrangement or understanding to vote such security if such agreement, arrangement or understanding arises solely from a revocable proxy given in response to a public proxy or consent solicitation made by the Corporation pursuant to, and in accordance with, the applicable provisions of the General Rules and Regulations under the Exchange Act; or

                               (C) which are beneficially owned, directly or indirectly, by any other Person (or any Affiliate or Associate thereof) with which such Person (or any of such Person's Affiliates or Associates) has any agreement, arrangement or understanding (whether or not in writing), for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described in the proviso to subparagraph (B)) or disposing of any voting securities of the Corporation; PROVIDED, HOWEVER, that nothing in this subparagraph (C) shall cause a person engaged in business as an underwriter of securities to be the "Beneficial Owner" of, or to "beneficially own," any securities acquired through such person's participation in good faith in a firm commitment underwriting under the Act until the expiration of 40 days after the date of such acquisition.

                      (v) "Business Combination" shall have the meaning set forth in the Governance Agreement.

                      (vi) "Business Day" means any day other than a Saturday, Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

                      (vii) "Closing Price" per share of Common Stock on any date shall be the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the Common Stock is not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if the Common Stock is not listed or admitted to trading on any national securities exchange, if such shares of Common Stock are not listed or admitted to trading on such exchange, as reported on the Nasdaq National Market, or if not quoted on the Nasdaq National Market, the last quoted sale price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by Nasdaq or such other system then in use, or, if on any such date the Common Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Common Stock selected by the Board of Directors. If the Common Stock is not publicly held or so listed or publicly traded, "Closing Price" shall mean the Fair Market Value per share as determined in good faith by the Board of Directors of the Corporation.

                      (viii) "Common Stock" shall mean the Corporation's authorized Common Stock, $.01 par value, as constituted on the Purchase Date, and any stock into which such Common Stock may thereafter be changed or reclassified, including, without limitation, any Surviving Entity Securities; provided, however, that if Common Stock is changed or reclassified into more than one class or series of equity securities, the term "Common Stock" shall refer to the class or series of such equity securities having the greatest general voting power in the election of directors of the Corporation as compared to the other classes or series of equity securities.

                      (ix) "Corporation" means EarthLink Network, Inc., a Delaware corporation, together with any successors of the Corporation, whether by merger, consolidation or otherwise, including without limitation a Surviving Entity.

                      (x) "Current Market Price" per share of Common Stock on any date shall be deemed to be the Closing Price per share of Common Stock on the Trading Day immediately prior to such date.

                      (xi) "Discriminatory Transaction" shall have the meaning set forth in the Governance Agreement.

                      (xii) "Dividend Accrual Date" shall mean each anniversary date of the Purchase Date and the dates three months, six months and nine months of each year thereafter, beginning with the date three months after the Purchase Date, or at such additional times and for such interim periods, if any, as determined by the Board of Directors.

                      (xiii) "Dividend Payment Date" shall mean with respect to dividends under Section 3(a)(i), the Dividend Accrual Date, and with respect to dividends under Section 3(a)(ii), the date established by the Board of Directors for the payment of all or part of the accrued dividends on the Series B Preferred Stock.

                      (xiv)    "Equity Security" means (i) any Common Stock,
               (ii) any debt or equity securities of the Corporation convertible into or exchangeable for Common Stock or other Equity Securities of the Corporation that grant the right to vote generally in the election of directors ("Voting Equity Securities"), (iii) any options, rights or warrants (or any other similar securities) issued by the Corporation to acquire Common Stock or other Voting Equity Securities or (iv) any security issuable in connection with any stock split, stock dividend, recapitalization or other similar transaction in which securities are issued on a proportionate basis to all holders of a class of Equity Securities.

                      (xv) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended and in effect on the Purchase Date.

                      (xvi) "Fair Market Value" means the amount which a willing buyer would pay a willing seller in an arm's-length transaction.

                      (xvii) "Higher Threshold" shall have the meaning set forth in the Governance Agreement.

                      (xviii)  "HSR Act" means the Hart-Scott-Rodino Antitrust
               Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

                      (xix) "Lower Threshold" shall have the meaning set forth in the Governance Agreement.

                      (xx) "Person" means any individual, firm, corporation, partnership, limited liability company or other entity, and shall include any successor (by merger or otherwise) of such entity.

                      (xxi)    "Purchase Date" means January 20, 1999.

                      (xxii) "Qualified Offer" shall have the meaning set forth in the Governance Agreement.

                      (xxiii)  "Significant Subsidiary" shall have the meaning
               set forth in the Governance Agreement.

                      (xxiv) "Sprint Offer" shall have the meaning set forth in the Governance Agreement.

                      (xxv) "Sprint's Percentage Interest" shall have the meaning set forth in the Governance Agreement.

                      (xxvi) "Subsidiary" of any person means any corporation or other entity of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by such person.

                      (xxvii)  "Trading Day" means a day on which the principal
               national securities exchange, Nasdaq or other securities market on which the Common Stock is listed or admitted to trading is open for the transaction of business or, if the Common Stock is not listed or admitted to trading on any national securities exchange, any day other than a Saturday, Sunday, or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

       IN WITNESS WHEREOF, the Corporation has caused the foregoing certificate to be signed on January 20, 1999.



                                   EARTHLINK NETWORK, INC.


                                   By:/s/ Charles G. Betty
                                      --------------------
                                   Name: Charles G. Betty
                                         ----------------
                                   Title: President and Chief Executive Officer
                                          -------------------------------------

                              EARTHLINK NETWORK, INC.


                              CERTIFICATE OF AMENDMENT
                     TO CERTIFICATE OF DESIGNATION, PREFERENCES
                 AND RIGHTS OF SERIES B CONVERTIBLE PREFERRED STOCK


       EARTHLINK NETWORK, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY
CERTIFY:


       FIRST: That the resolutions of the Board of Directors of EarthLink Network, Inc. (the "Company") were duly adopted February 16, 1999 setting forth a proposed amendment to the Certificate of Designation, Preferences and Rights of Series B Convertible Preferred Stock ("Certificate of Designation") of the Company, declaring said amendment to be advisable and recommending such change to the sole stockholder of the Series B Convertible Preferred Stock ("Series B Preferred Stock"). The resolution setting forth the proposed amendment is as follows:

               That the Certificate of Designation of EarthLink Network, Inc., filed January 20, 1999, be amended by changing the authorized number of shares of Series B Preferred Stock from 600,000 to 625,000.

       SECOND: That in lieu of a meeting and vote of the sole stockholder of the Series B Preferred Stock, such stockholder gave its unanimous written consent to said amendment to the Certificate of Designation in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

       THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

       IN WITNESS WHEREOF, said the Company has caused the foregoing certificate of amendment to be signed this 16th day of February, 1999.


                              EARTHLINK NETWORK, INC.




                              By:/s/ Charles G. Betty
                                 --------------------
                              Name:  Charles G. Betty
                              Title:  President and Chief Executive Officer